Exhibit 10.2

May 14, 2010

Miguel A. Desdin
1708 Buckingham Drive
Roanoke, TX 76262	CONFIDENTIAL

Dear Miguel:

We would like to offer you the opportunity to participate in the growth of TPC Group as a member of our Senior Leadership Team. You will report to Charlie Shaver in the position of Chief Financial Officer on or before June 1, 2010.

Salary and Bonus

Your compensation will be $31,250.00 per month, and paid in accordance with the Company’s payroll practices and subject to federal and state withholding. Beginning July 1, 2010, you will also participate in the Senior Management Incentive Plan in which you would be eligible for a bonus at target of up to 50% of your base salary based upon the achievement of individual goals and Company targets set by the Compensation Committee of the Board of Directors.

In addition, you will receive a retention bonus in the aggregate amount of $100,000 that will be paid in two installments: $50,000 shall be paid on your hire date and $50,000 shall be paid on your first service anniversary date, provided that you remain in the employment of the Company on the payment date.

Long Term Incentive Compensation

You will also be a participant in the Company’s Long Term Incentive Plan (“LTIP”), under which you will be eligible for equity-based performance awards that, upon the achievement of Company targets set by the Compensation Committee of the Board of Directors, would have a value target of 60% of your base salary. As more fully described in the performance share award agreement, these equity-based performance awards under the LTIP feature cliff vesting after three years, such that the first potential vesting will occur after the end of calendar year 2012.

As soon as reasonably practicable after the end of our current fiscal year, you will be eligible to receive options to purchase shares of the Company’s common stock at a strike price equal to the stock value on the date of the grant. This grant is subject to the approval of the Compensation Committee of the Board of Directors and will be in an amount commensurate with your duties, responsibilities and role with the Company.

Benefits

We offer a Discretionary Contribution Plan/401K Plan that provides the opportunity for wealth accumulation on a tax-advantaged basis. We have a full range of insurance benefits through our tax advantaged Flex Plan. Included are Medical Insurance, Dental Insurance, Life Insurance, LTD Insurance, Medical Spending Account and Dependent Care Spending Account. We also have salary continuation for short-term illness and a vacation program. We will set your vacation at four (4) weeks but would prorate it in this calendar year based upon your actual months of employment with the Company.

Relocation

You will be offered our standard relocation package which will include temporary housing up to one year.

Contingencies of Offer

This offer is contingent upon (i) your cooperation with the completion of the necessary pre-hire paperwork, (ii) passing a drug screen, and (iii) execution of the Company’s updated standard employment contract, a copy of which is attached for your review. In addition, we will require that you undergo a post-offer physical.

Miguel, as you are aware, the position we have discussed will play an important role in our future plans. We are excited about the opportunities and growth that the Company will experience with your position and believe your knowledge, experience, and demonstrated skills will fit in well with our plan to grow and add value to TPC Group.

If you agree to the terms stated herein, please sign below and return one original to me for my files. Please feel free to call me at (713) 475-5298 should you have any questions.

Sincerely,

/s/ Paula S. Sharp

Paula S. Sharp, SPHR, GPHR, CCP, CBP, GRP

Vice President – Human Resources

ACCEPTED AND AGREED BY:

By:	/s/ Miguel A. Desdin
Miguel A. Desdin

Date:	May 18, 2010